UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 22, 2012

Rimage Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 944-8144

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 22, 2012, Philip D. Hotchkiss informed Rimage Corporation (the “Company”) that he would not stand for re-election to the Company’s Board of Directors at the Company’s 2012 Annual Meeting of Shareholders. Mr. Hotchkiss’ decision not to stand for re-election was for personal reasons and unrelated to any disagreement regarding the Company’s operations, policies or practices.

Upon recommendation of the Governance Committee of the Board of Directors of the Company, the Board of Directors elected Kimberly K. Nelson as a director to serve a term ending at the Company’s 2012 Annual Meeting of Shareholders. Ms. Nelson’s election to the Board of Directors is effective March 26, 2012. The Board of Directors also appointed Ms. Nelson to the Audit Committee and the Governance Committee effective March 26, 2012. Ms. Nelson is an “Independent Director” under the Nasdaq Listing Rules.

In connection with her election, the Compensation Committee recommended and the Board of Directors approved an award of 5,000 restricted stock units under the Company’s Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”). Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock. The restricted stock units will vest in full on the one year anniversary of the date of grant provided Ms. Nelson continues to provide services to the Company on that date, subject to certain exceptions and the terms of the Plan. Ms. Nelson may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from the Company. Any restricted stock units Ms. Nelson does not elect to defer will be paid within 90 days following the date the restricted stock units first vest. Ms. Nelson will receive the same cash retainer amounts as other directors for Board and committee service.

The Company also announced the election of Ms. Nelson and recognized the service of Mr. Hotchkiss through the press release attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Press Release issued by Rimage Corporation on March 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIMAGE CORPORATION

By:	/s/ James R. Stewart
James R. Stewart Chief Financial Officer

Date:  March 27, 2012